UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2007

STAAR Surgical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1911 Walker Ave, Monrovia, California		91016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Domilens GmbH is a wholly owned indirect subsidiary of STAAR Surgical Company based in Hamburg, Germany. It distributes ophthalmic products made by both STAAR and other manufacturers. For the first nine months of fiscal year 2006, Domilens reported sales of $15.5 million.

On January 18, 2007, Guenther Roepstorff, president of Domilens, notified STAAR he had admitted to the German Federal Ministry of Finance that without STAAR’s knowledge he had diverted property of Domilens with a book value of approximately $400,000 to a company under his control over a four-year period between 2001 and 2004. Mr. Roepstorff made this admission in connection with an audit conducted by the Ministry in 2006, which examined the financial records of Mr. Roepstorff, Domilens and the company to which he diverted the property, Equimed GmbH (currently known as eyemaxx GmbH), covering the four-year period.

Immediately after learning these facts STAAR commenced an internal investigation of Domilens. On January 20, 2007, the Audit Committee of STAAR’s Board of Directors engaged PricewaterhouseCoopers LLP to conduct a forensic audit in connection with the investigation by legal counsel. It has been reported to STAAR that the Ministry asserts Domilens sold approximately $1 million in goods through Equimed without reporting the sales for tax purposes. The Ministry is seeking taxes of approximately $400,000 on this income to be paid by Domilens, Equimed and/or Mr. Roepstorff. The final amount of taxes and the allocation of tax liability among the parties is uncertain at this time and subject to further negotiation. STAAR intends to contest any allocation of taxes to Domilens for sales proceeds that were improperly diverted to other parties, and for which STAAR received neither revenue nor compensation for cost of goods.

STAAR suspended all of Mr. Roespstorff’s duties as president on January 19, 2007. He voluntarily resigned from his employment with Domilens on January 23, 2007.

While STAAR’s investigation is in an early stage, based on Mr. Roepstorff’s admissions STAAR believes that between 2001 and 2004 he caused Domilens to place consignment inventories of intraocular lenses with Equimed, then caused Domilens not to invoice Equimed when consigned lenses were sold and implanted. As a result, over a four-year period Domilens failed to record the sales of approximately 6,000 lenses to Equimed; proceeds of the sales were never reported to tax authorities. Mr. Roepstorff stated that he concealed the shortfall in consigned inventories by arranging for one of Domilens’ suppliers to ship 6,000 lenses without charge. As consideration for the "free" lenses, the supplier increased its price on each lens sold to Domilens by $3 on a prospective basis. Based on Mr. Roepstorff’s admissions, STAAR also believes that in 2001 he diverted to Equimed a customer payment for a $100,000 sale of phacoemulsification equipment. At this time, STAAR does not believe that Equimed or Mr. Roepstorff have sufficient assets to pay Domilens for any material portion of the unreported or diverted sales.

The diversions of sales of which STAAR is aware could, if properly reported, result in an increase in reported sales over the four-year period. However, any increase in revenue added to STAAR’s income statement as a result of the newly recorded sales will likely be offset by cost of sales, sales reserves, losses resulting from misappropriation of funds, any taxes and penalties and associated legal and accounting costs. Similarly, any accounts receivable added to STAAR’s balance sheet as a result of the newly recorded sales will likely be offset by equal reserves for the likelihood that those receivables will remain unpaid. Based on information available at this time, STAAR estimates the cost of the investigation will be approximately $500,000, impacting earnings in 2007. Based on this information STAAR also believes that there will be no material effect on earnings or stockholders’ equity for historical periods. However, STAAR's invstigation may uncover other irregularities, some of which could be material.

All statements in this report that are not statements of historical fact are forward-looking statements, including statements about the potential findings of STAAR’s investigations into Domilens GmbH, actions that may be taken by German tax authorities, and any other statements of the plans, strategies, and objectives of management for future operations. These statements are based on expectations and assumptions as of the date of this report and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the outcome of our investigation of Domilens, actions of the German tax authorities, our ability to implement our cost savings strategies and realize our expected savings, our limited capital resources, the success of our efforts in realigning our management team, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

January 23, 2007	By:	David Bailey

Name: David Bailey
Title: President and Chief Executive Officer